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TECHNICLONE INTERNATIONAL CORPORATION

*COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                                                              YEAR ENDED APRIL 30
                                                                -------------------------------------------------
                                                                   1996             1995               1994
                                                                -----------     --------------     --------------
NET INCOME (LOSS)                                               $   325,298     $  (6,911,635)     $  (2,405,415)
                                                                ===========     ==============     ==============

DATA AS TO NUMBER OF COMMON AND COMMON
EQUIVALENT SHARES:

     Weighted average numbers of common shares
     outstanding                                                 18,466,359         15,794,811         13,653,829

     Common equivalent shares assuming issuance of
     shares represented by outstanding stock options
     and warrants                                                 1,852,300            *                  *

     Common equivalent shares assuming issuance of
     shares upon conversion of preferred stock and
     notes payable                                                1,063,865            *                  *
                                                                -----------     --------------     --------------

        Weighted average number of common and common
        equivalent shares outstanding                            21,382,524         15,794,811         13,653,829
                                                                ===========     ==============     ==============

NET INCOME (LOSS) PER SHARE - PRIMARY
                                                                $      0.02     $       (0.44)     $       (0.18)
                                                                ===========     ==============     ==============

DATA AS TO NUMBER OF COMMON AND COMMON EQUIVALENT
SHARES ASSUMING FULL DILUTION:
     Weighted average number of common and common
     equivalent shares outstanding                               21,382,524         15,794,811         13,653,829

     Excess of incremental shares assumed
     to be issued under stock options and
     warrants (using market prices at the
     end of each year) over shares used in
     computing primary net income (loss)
     per share (using average market prices
     during each year)
                                                                    279,081            *                  *
                                                                -----------     --------------     --------------

        Weighted average number of common and common
        equivalent shares outstanding assuming full              21,661,605         15,794,811         13,653,829
                                                                ===========     ==============     ==============
        dilution
NET INCOME (LOSS) PER SHARE - FULLY DILUTED
                                                                $      0.02     $       (0.44)     $       (0.18)
                                                                ===========     ==============     ==============

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*    Shares issuable upon the exercise of common stock warrants and options and conversion of preferred stock and notes payable have been excluded because of their antidilutive effect.


                                  EXHIBIT 11.1

                                       39